SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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American Capital, Ltd.
(Name of Registrant as Specified in its Charter)
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Filed by American Capital, Ltd.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Commission File No. 814-00149
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________
FORM 8-K
 ________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2016 (May 23, 2016)

________________

American Capital, Ltd.

(Exact name of registrant as specified in its charter)
________________

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)
 ________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously announced, on May 23, 2016, American Capital, Ltd., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ares Capital Corporation, a Maryland corporation (“Parent”), Orion Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), Ivy Hill Asset Management, L.P., a Delaware limited partnership (“IHAM”), Ivy Hill Asset Management GP, LLC, a Delaware limited liability company, in its capacity as general partner of IHAM, American Capital Asset Management, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“ACAM”), and, solely with respect to certain provisions of the Merger Agreement, Ares Capital Management LLC, a Delaware limited liability company (“Parent External Adviser”), in its capacity as Parent’s investment adviser. A description of the Merger Agreement is set forth below and is qualified in its entirety to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Concurrently with the execution of the Merger Agreement, the Company entered into a Purchase and Sale Agreement (the “Mortgage Manager Purchase Agreement”) with ACAM, as the seller thereunder, American Capital Mortgage Management, LLC, a Delaware limited liability company (“ACMM”), and American Capital Agency Corp., a Delaware corporation (“Buyer”). A description of the Mortgage Manager Purchase Agreement is set forth below and is qualified in its entirety to the full text of the Mortgage Manager Purchase Agreement, which is attached hereto as Exhibit 2.2 and incorporated herein by reference.

Merger Agreement

Pursuant to the Merger Agreement, among other things and subject to certain conditions described therein, (i) Acquisition Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Company Merger”), and (ii) ACAM will merge with and into IHAM, with IHAM surviving as a wholly owned portfolio company of Parent (the “Adviser Merger” and, together with the Company Merger, the “Mergers”). The respective boards of directors of Parent, Acquisition Sub and the Company have unanimously approved the Mergers upon the terms and subject to the conditions and limitations set forth in the Merger Agreement. Subject to certain required approvals and closing conditions, as described below, the parties anticipate completing the Mergers within the next 12 months. For United States federal income tax purposes, the Company and Parent intend for the Company Merger to be treated as a reverse acquisition of all of the Company’s common stock, par value $0.01 (the “Company Common Stock”). The Company Merger is expected to be taxable to the Company’s stockholders to the extent of the Merger Consideration (as defined below).

Each share of the Company Common Stock, other than shares of the Company Common Stock owned by the Company, Parent, Acquisition Sub or any person who properly demands appraisal of such shares pursuant to Section 262 of the General Corporation Law of the State of Delaware, will, at the effective time of the Company Merger (the “Company Merger Effective Time”), be converted into the right to receive: (i) $6.41 in cash from Parent (such amount of cash, the “Parent Cash Consideration”); plus (ii) $1.20 in cash from Parent External Adviser (such amount of cash, the “Parent External Adviser Cash Consideration”); plus (iii) $2.45 per share, minus the cost per share of a $25 million insurance policy to be obtained by the Company to cover potential liability of the Company under a transition services agreement to be entered into in connection with the Mortgage Manager Purchase Agreement, which amount represents such per share amount of cash consideration to be paid pursuant to the Mortgage Manager Purchase Agreement and which amount shall be freely available in cash in the Company at the time of the closing of the Merger Agreement without giving effect to and prior to (i) any adjustments or payments contemplated by the Mortgage Manager Purchase Agreement or (ii) any debt repayments required or caused by the Mergers, the Merger Agreement or the Mortgage Manager Purchase Agreement or the transactions contemplated thereby (such amount of cash, the “Mortgage Manager Cash Consideration”); plus (iv) the Make-up Dividend Amount (as defined below), if any, (together with the Parent Cash Consideration, the Parent External Adviser Cash Consideration and the Mortgage Manager Cash Consideration, the “Cash Consideration”); and (v) 0.483 shares (the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent common stock, par value $0.001 (the “Parent Common Stock” and, together with the Cash Consideration, the “Merger Consideration”). The “Make-up Dividend Amount” is equal to the sum of (a) to the extent the Company Merger Effective Time occurs after the earlier of (A) the quarterly dividend record date of Parent for the applicable quarter and (B) such earlier ex-dividend date pursuant to which a holder of Parent Common Stock is entitled to fully participate in the applicable quarterly dividend of Parent declared for the holders of Parent Common Stock as of such record date (the “Make-up Dividend Amount Record Date”) with respect to the dividend payable with respect to the fourth quarter of 2016, the product of (i) 0.375 multiplied by (ii) the Exchange Ratio multiplied by (iii) the per share dividend amount declared by Parent with respect to the fourth quarter of 2016, plus (b) to the extent the Company Merger Effective Time occurs after the Make-up Dividend Amount Record Date with respect to the dividend payable with respect to the first quarter of 2017, the product of (i) 0.75 multiplied by (ii) the Exchange Ratio multiplied by (iii) the per share dividend amount declared by Parent with respect to the dividend payable with respect to the first quarter of 2017, plus (c) to the extent the Company Merger Effective Time occurs after any Make-up Dividend Amount Record Date with respect to any dividend payable with respect to any calendar quarter beginning with the second quarter of 2017, for each such quarter, the product of (i) the Exchange Ratio multiplied by (ii) the per share dividend amount declared by Parent with respect to such quarter.

Immediately prior to the Company Merger Effective Time, each vested and unvested Company option that is outstanding shall fully vest, become exercisable and entitle the holder to receive (i) an amount of cash equal to the positive amount of the “spread” between the cash portion of the per-share Merger Consideration and the portion of the exercise price allocable to the cash portion of the per-share Merger Consideration of such option and (ii) a number of shares of Parent Common Stock equal to the positive amount of the “spread” between the share portion of the per-share Merger Consideration and the portion of the exercise price allocable to the share portion of the per-share Merger Consideration, taking into account the Exchange Ratio. However, Company options with an exercise price that is equal to or greater than the sum of the cash and share portions of the per-share Merger Consideration will be cancelled for no consideration. Additionally, all outstanding Company incentive awards will vest upon the closing of the Merger Agreement and such share of the Company Common Stock related thereto will be converted into the right to receive the per-share Merger Consideration.

The Merger Agreement contains (a) customary representations and warranties of the Company and Parent, including representations and warranties relating to, among others: corporate organization, capitalization, corporate authority and absence of conflicts, third party and governmental consents and approvals, reports and regulatory matters, financial statements, compliance with law and legal proceedings, absence of certain changes, taxes, employee matters, intellectual property, insurance and certain contracts, (b) limited representations and warranties from IHAM and ACAM, including representations and warranties relating to, among others: corporate organization, capitalization, corporate authority and absence of conflicts, (c) limited representations and warranties from Parent External Adviser, including representations and warranties relating to, among others: corporate organization, capitalization, corporate authority, absence of conflicts and regulatory matters, (d) covenants of the Company and Parent to conduct their respective businesses in the ordinary course until the Company Merger is completed and (e) covenants of the Company and Parent not to take certain actions during this interim period, including, among others, covenants that require the Company to: (i) conduct its business in the ordinary course and in a manner consistent with past practice during the period between the execution of the Merger Agreement and the Company Merger Effective Time or earlier termination of the Merger Agreement; (ii) jointly prepare, with Parent, the joint proxy statement (the “Joint Proxy Statement”) and the registration statement on Form N-14 (as amended or supplemented from time to time, the “Form N-14”); (iii) use reasonable best efforts to file the Joint Proxy Statement and Form N-14 within 45 days following the execution of the Merger Agreement and for the Company to hold its stockholder meeting as soon as practicable following the effectiveness of the Form N-14; (iv) use reasonable best efforts to consummate the transactions contemplated by the Merger Agreement; (v) cause ACAM to use its commercially reasonable efforts to obtain consent from investment funds and other investment products managed by ACAM to the continuation of the investment management relationships; and (vi) use its commercially reasonable efforts to immediately cease and terminate any existing solicitation of, or discussions or negotiations with, any third party relating to any Competing Proposal (as defined in the Merger Agreement) or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

The completion of the Mergers is subject to certain conditions, among others, (a) adoption by Company stockholders of the Merger Agreement; (b) approval by Parent stockholders of the issuance of the shares of Parent Common Stock to be issued in connection with the Company Merger and certain other investment company act matters; (c) approval for listing on the NASDAQ Stock Market of such shares of Parent Common Stock; (d) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of certain governmental approvals; (e) receipt of certain third party consents, including consents from regulatory authorities in the United Kingdom and Guernsey and consents from investment funds representing 75% of the assets under management from such investment funds and products as of March 31, 2016; and (f) the consummation of the Mortgage Manager Sale.

The Merger Agreement contains certain termination rights for each of the Company and Parent, including in the event that (i) the Mergers are not consummated on or before May 23, 2017, subject to a potential 3 month extension related to the Mortgage Manager Sale (the “Termination Date”); (ii) any governmental authority issues or enters any order or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; and (iii) the necessary approvals of the Company’s or Parent’s respective stockholders are not obtained at the respective stockholder meetings. In addition, the Company and Parent can each terminate the Merger Agreement prior to the stockholder meeting of the other party if, among other things, the other party’s board of directors has changed its recommendation that its stockholders approve the Mergers and adopt the Merger Agreement or approve the issuance of shares of Parent Common Stock and certain other investment company act matters, as applicable.

The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, including if (i) (a) Parent terminates the Merger Agreement if the Mergers have not occurred by the Termination Date, (b) Parent terminates the Merger Agreement after the Company breaches or fails to perform any material obligation under the Merger Agreement and does not cure within the 30-day cure period or (c) the Company or Parent terminates the Merger Agreement because the Company has not received its stockholders’ approval, and, in any such case, prior to such termination or stockholder vote, as applicable, a Competing Proposal to acquire the Company, or a substantial portion of the Company, has been publicly disclosed and not withdrawn by such termination date or stockholder vote and within twelve months after such termination, the Company enters into a definitive agreement for such Competing Proposal and it is thereafter consummated, as applicable; (ii) the Company terminates the Merger Agreement and enters into a definite agreement for a Superior Proposal (as defined in the Merger Agreement); or (iii) the Company terminates the Merger Agreement because the Company’s board of directors (a) withdraws its recommendation that its stockholders vote in favor of the Company Merger, (b) fails to include its recommendation in the Joint Proxy Statement, or (c) enters into a definite agreement for a Superior Proposal, the Company will pay to Parent a termination fee equal to $140 million.

The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, including if (i) (a) the Company terminates the Merger Agreement if the Mergers have not occurred by the Termination Date, (b) the Company terminates the Merger Agreement after Parent breaches or fails to perform any material obligation under the Merger Agreement and does not cure within the 30-day cure period or (c) the Company or Parent terminates the Merger Agreement because Parent has not received its stockholders’ approval, and, in any such case, prior to such termination or stockholder vote, as applicable, a Competing Proposal to acquire Parent, or a substantial portion of Parent, has been publicly disclosed and not withdrawn by such termination date or stockholders vote and within twelve months after such termination, Parent enters into a definition agreement for such Competing Proposal and it is thereafter consummated, as applicable; (ii) Parent terminates the Merger Agreement and enters into a definite agreement for a Superior Proposal (as defined in the Merger Agreement); or (iii) Parent terminates the Merger Agreement because Parent’s board of directors (a) withdraws its recommendation that its stockholders vote in favor of the Company Merger, (b) fails to include its recommendation in the Joint Proxy Statement, or (c) enters into a definite agreement for a Superior Proposal, Parent will pay to the Company a termination fee equal to $140 million.

The Merger Agreement also contains representations and warranties that the Company, ACAM, Parent, Acquisition Sub, IHAM and Parent External Adviser have made as of specific dates. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, may be subject to a contractual standard of materiality different from what an investor or a stockholder might view as material, may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to that agreement. Investors and stockholders should read the Merger Agreement together with the other information concerning the Company and Parent that each company files in reports and statements with the Securities and Exchange Commission (the “SEC”).

Stockholder Voting and Support Agreements

In connection with the Merger Agreement, on May 23, 2016, Parent entered into voting and support agreements with certain members of the Company’s senior management team and board of directors (the “Company Support Agreement Parties,” and such agreements, the “Company Management Support Agreements”) pursuant to which the Company Support Agreement Parties agreed, among other things, to vote all shares of the Company Common Stock they beneficially own as of the record date for the Company’s stockholders meeting in favor of the transactions contemplated by the Merger Agreement. The foregoing summary of the Company Management Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Company Management Support Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. Certain Company Support Agreement Parties may have immaterial deviations from the form of the Company Support Agreement filed herewith.

In connection with the Merger Agreement, on May 23, 2016, the Company entered into voting and support agreements with certain members of Parent’s senior management team and board of directors (the “Parent Support Agreement Parties,” and such agreements, the “Parent Management Support Agreements”) pursuant to which the Parent Support Agreement Parties agree to vote their respective shares of Parent Common Stock in favor of the transactions contemplated by the Merger Agreement.

In connection with the Merger Agreement, Elliott Associates, L.P., a Delaware limited partnership (“Elliott”), and Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), entered into a customary Stockholder Voting and Support Agreement (the “Elliott Support Agreement”) with Parent.

Letter Agreement

On May 23, 2016, the Company entered into a Letter Agreement (the “Letter Agreement”) with Elliott, Elliott International and Elliott International Capital Advisors Inc., a Delaware corporation (collectively with Elliott and Elliott International, the “Elliott Parties”), in connection with the Company Merger, the Merger Agreement and the Elliott Support Agreement. Under the Letter Agreement, the Company and the Elliott Parties agreed to use their reasonable best efforts (commencing at 4:00 pm Eastern Time on May 27, 2016, and with a target of completing such discussions by 8:00 am Eastern Time on June 6, 2016) to enter into an agreement providing, among other things, (i) that in the event the Company Merger is terminated for any reason (a “Termination Event”), the Company will, as promptly as practicable, appoint four individuals to the Company’s board of directors (the “Company Board”), with one such individual selected by the Elliott Parties and with the three additional individuals to be independent directors to be mutually agreed upon by the Company and the Elliott Parties, to replace four incumbent directors; (ii) the new directors will be appointed to appropriate committees of the Company Board promptly following their appointment to the Company Board; (iii) the Company will nominate the new directors for election at the Company’s 2017 annual meeting of stockholders; (iv) a new Chairman of the Company Board (other than the incumbent) will be selected; and (v) for customary standstill, voting and mutual non-disparagement provisions. The Elliott Parties also agreed that, provided a Termination Event has not occurred, they will vote all shares of Company Common Stock they beneficially own in favor of the slate of directors nominated by the Company Board at the Company’s combined 2016 annual meeting of stockholders and special meeting of stockholders to be scheduled for the purpose of approving the Company Merger and the Merger Agreement (the “2016 Meeting”). The Company further agreed to reimburse the Elliott Parties for up to $3.0 million in expenses, with $1.5 million paid within five calendar days after the execution of the Elliott Support Agreement and $1.5 million paid upon the earlier of a Termination Event or the closing of the Company Merger. The Letter Agreement also includes a mutual non-disparagement provision. The foregoing summary of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Transaction Support Agreement

In connection with the Merger Agreement, on May 23, 2016, Parent and Parent External Adviser entered into a letter agreement pursuant to which Parent External Adviser agreed, among other things, to waive, for the first 10 calendar quarters beginning with the first full quarter following the closing of the Mergers, the lesser of (i) $10 million of Incentive Fees (as defined in the Restated Investment Advisory and Management Agreement, dated June 6, 2011, by and between Parent and Parent External Adviser (the “Advisory Agreement”)) with respect to Parent’s Pre-Incentive Fee net investment income (as defined in the Advisory Agreement) (“Part I Fees”) and (ii) the amount of Part I Fees for such quarter, in each case as earned and payable to the Parent External Adviser with respect to such quarter (as calculated under the Advisory Agreement).

Mortgage Manager Purchase Agreement

Pursuant to the Mortgage Manager Purchase Agreement, Buyer will purchase from ACAM all of the issued and outstanding limited liability company interests in ACMM for a purchase price of $562 million in cash (the “Mortgage Manager Sale”). Buyer is a real estate investment trust that is externally managed by American Capital AGNC Management, LLC, a registered investment adviser that is a wholly-owned subsidiary of ACMM. Another wholly-owned subsidiary of ACMM that is a registered investment adviser, American Capital MTGE Management, LLC (together with American Capital AGNC Management, LLC, the “Advisers”), manages another real estate investment trust, and American Capital Mortgage Investment Corp., a Maryland corporation (together with Buyer, the “REITs”). Subject to certain required approvals and closing conditions, as described below, the parties anticipate completing the Mortgage Manager Sale immediately after the end of the second quarter of 2016.

The Mortgage Manager Purchase Agreement contemplates that the Company and ACAM will provide transition services to Buyer until June 30, 2017 for certain information technology services and until the later of the closing of the Mergers contemplated by the Merger Agreement or September 30, 2016 for other transition services.

The Mortgage Manager Purchase Agreement contains various representations, warranties and covenants by each party, including, among others, that (i) each party will use reasonable best efforts to cause the fulfillment of the conditions to the obligation of the parties to complete the Mortgage Manager Sale; (ii) each party will use reasonable best efforts to obtain all requisite governmental and regulatory approvals to timely complete the Mortgage Manager Sale; and (iii) the Company, ACAM and ACMM

will adhere to certain restrictions with respect to the conduct of the business of managing the REITs during the period between the execution of the Mortgage Manager Purchase Agreement and the completion of the Mortgage Manager Sale. The Mortgage Manager Purchase Agreement also contains a “no shop” provision that restricts the Company, ACAM and certain of their affiliates from soliciting or engaging in discussions with third parties regarding other proposals to acquire ACMM or either of the Advisers. The representations and warranties contained in the Mortgage Manager Purchase Agreement will not survive the completion of the Mortgage Manager Sale.

The obligations of the parties to complete the Mortgage Manager Sale is subject to certain conditions, including, among others, any expiration or early termination of the applicable waiting period under the HSR Act and the receipt of required clearances from certain other governmental antitrust authorities. Each party’s obligation to complete the Mortgage Manager Sale is also subject to (i) the accuracy of the other party’s representations and warranties contained in the Mortgage Manager Purchase Agreement (subject to certain materiality qualifications), (ii) the other party’s performance and compliance in all material respects with its obligations and covenants under the Mortgage Manager Purchase Agreement and (iii) the absence of any order, injunction or decree preventing the consummation of the Mortgage Manager Sale.

Buyer or ACAM has the right to terminate the Mortgage Manager Purchase Agreement under certain circumstances including, among others, (i) consent of each party, (ii) on account of action by a governmental authority that permanently restrains, enjoins or otherwise prohibits the completion of the Mortgage Manager Sale and (iii) failure to consummate the Mortgage Manager Sale on or before the close of business on May 23, 2017.

The Mortgage Manager Purchase Agreement contains representations and warranties that the Company, ACMM, Buyer and ACAM have made as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the transactions described therein, the Mortgage Manager Purchase Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the Mortgage Manager Purchase Agreement were made only for purposes of that agreement and as of specific dates, may be subject to a contractual standard of materiality different from what an investor or a stockholder might view as material, may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts, and may have been qualified by certain disclosures not reflected in the Mortgage Manager Purchase Agreement that were made to the other party in connection with the negotiation of the Mortgage Manager Purchase Agreement and generally were solely for the benefit of the parties to that agreement. Investors or stockholders should read the Mortgage Manager Purchase Agreement together with the other information concerning the Company, ACMM, Buyer and ACAM that each such party files in reports and statements with the SEC.

Item 8.01 Other Events

Annual Meeting

The Company Board had previously set July 29, 2016 as the date of the 2016 annual meeting of stockholders and May 9, 2016 as the record date. The Company will be setting a new record and meeting date for the 2016 Meeting. After the new record date, the Company will distribute to all stockholders of record on such record date a Notice of the 2016 Meeting and the Joint Proxy Statement, which will set forth the time of day and place of the 2016 Meeting and will include information on matters to be voted upon at the 2016 Meeting.

Because the date of the 2016 Meeting will differ by more than 30 days from the anniversary date of the 2015 annual meeting of stockholders, which was held on April 24, 2015, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Joint Proxy Statement for the 2016 Meeting. Pursuant to Rule 14a-8(e)(2) under the Exchange Act, such proposals must be received by the Company’s Secretary at American Capital, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814 on or before the close of business on Wednesday, June 15, 2016, which the Company has determined to be a reasonable time before it expects to begin to print and send the Joint Proxy Statement and related materials. Such proposals also need to comply with the rules of the SEC regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated May 23, 2016, by and among American Capital, Ltd., Ares Capital Corporation, Orion Acquisition Sub, Inc., Ivy Hill Asset Management, L.P., Ivy Hill Asset Management GP, LLC, American Capital Asset Management, LLC and, solely with respect to certain provisions thereto, Ares Capital Management LLC.*

2.2
Purchase and Sale Agreement, dated May 23, 2016, by and among American Capital Asset Management, LLC, American Capital Mortgage Management, LLC, American Capital Ltd. and American Capital Agency Corp.*

10.1
Form of Stockholder Voting and Support Agreement, dated May 23, 2016, by and between Ares Capital Corporation and certain members of the senior management team and board of directors of American Capital, Ltd.

10.2
Letter Agreement, dated May 23, 2016, by and among Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership, and Elliott International Capital Advisors Inc., a Delaware corporation.

*Certain exhibits and schedules have been omitted, and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits or schedules upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.
Dated: May 25, 2016	By:	/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President, General Counsel and Secretary